Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT NAMES ALBERT PAONESSA TO BOARD OF DIRECTORS

Philadelphia, PA — June 24, 2015 — Lannett Company, Inc. (NYSE: LCI) today announced the appointment of Albert R. Paonessa, III, to its Board of Directors, effective July 1, 2015.  With the addition of Paonessa, the company’s Board will increase to six members, four of whom will be independent directors, including Paonessa.

Paonessa, 55, recently served as president of Anda, Inc., the fourth largest distributor of generic drugs in the U.S.  In this role, which he held for almost 10 years, Paonessa directed the company’s growth to $2 billion in revenues.  He previously served as Anda’s senior vice president of sales and before that its vice president of IT.  Earlier, Paonessa was vice president of operations for VIP Pharmaceuticals, which was acquired by Anda’s parent company Andrx in 2000.  Paonessa earned a bachelor of arts degree from Bowling Green State University.

“Albert is a well-respected generic pharmaceutical industry expert,” said Arthur Bedrosian, chief executive officer.  “He is forward thinking and brings a strong operational and technical background, especially in the areas of sales, IT, business development, planning and budgeting.  Adding his expertise will be a key strategic advantage for Lannett.”

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

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